Exhibit 99.1

CANADA SOUTHERN PETROLEUM LTD.

CANADA SOUTHERN PETROLEUM LTD. ANNOUNCES

RESIGNATION OF MICHAEL STEWART AS A DIRECTOR

CALGARY, Alberta, August 20, 2004 -- Canada Southern Petroleum Ltd. (NASDAQ, Pacific and Boston: CSPLF; Toronto/Boston: CSW) today announced that D. Michael G. Stewart, a Company director since June 2003, for personal reasons has submitted to the Company his resignation as a director of the Company, effective as of August 23, 2004.

Richard C. McGinity, the Company’s Chairman of the Board of Directors said “We regret Mike’s decision to resign from our Board of Directors.  On behalf of the entire Board and senior management of the Company, I would like to personally thank Mike for his contributions to Canada Southern during his tenure on the Board, particularly for his service as Chairman of the Audit Committee.  We wish Mike all the best in the future.”

The Board of Directors has commenced a search for Mr. Stewart’s replacement on the Board.  The Company intends to announce its appointment of Mr. Stewart’s successor as soon as practicable.

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Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company's limited voting shares are traded on the NASDAQ SmallCap Market and the Pacific Exchange, Inc. under the symbol "CSPLF," and on the Boston Stock Exchange and the Toronto Stock Exchange under the symbol "CSW." The Company has 14,417,770 shares outstanding.

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact: John W.A. McDonald, President and Chief Executive Officer, at (403) 269-7741.